UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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ACCELRYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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July 21, 2009

Dear Stockholder:

You are cordially invited to join me at the annual meeting of stockholders of Accelrys, Inc. to be held on Thursday, August 27, 2009 at 9:00 a.m. Pacific Time at our principal executive offices located at 10188 Telesis Court, Suite 100, San Diego, California 92121. The notice of annual meeting and proxy statement accompanying this letter describe in detail the business to be conducted at the annual meeting.

In addition to the formal items of business, I will review our major developments over the past year and share with you our plans for the future. You will have the opportunity to ask questions of, and express your views to, our senior management. Members of the Board of Directors will also be present.

Whether or not you are able to attend the annual meeting in person, it is important that your shares are represented. Instructions as to how you can vote your shares are outlined in the proxy statement.

Thank you for your interest and participation in the affairs of Accelrys.

Sincerely,

Max Carnecchia

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Thursday, August 27, 2009

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of Accelrys, Inc., a Delaware corporation, will be held at our principal executive offices located at 10188 Telesis Court, Suite 100, San Diego, California 92121 on Thursday, August 27, 2009, at 9:00 a.m. Pacific Time, for the following purposes, each of which is described in greater detail in the accompanying proxy statement:

1.	Proposal No. 1: To elect Max Carnecchia and Christopher J. Steffen to our Board of Directors for a term of three years;

2.	Proposal No. 2: To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010; and

3.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed July 1, 2009 as the record date for the determination of the stockholders entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement thereof. Pursuant to new rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2009 Annual Report are available at our website at www.accelrys.com. Additionally, and in accordance with the new SEC rules, you may access our Proxy Statement at www.accelrys.com/proxymaterials, which does not have “cookies” that identify visitors to the site.

By Order of the Board of Directors,

David R. Mersten

Secretary

San Diego, California

July 21, 2009

IMPORTANT

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder prior to the annual meeting.

i

ACCELRYS, INC.

10188 Telesis Court, Suite 100

San Diego, CA 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, AUGUST 27, 2009

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

Accelrys, Inc. (“we”, “Accelrys” or the “Company”) sent you this proxy statement and the enclosed proxy card because our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2009 annual meeting of stockholders to be held on Thursday, August 27, 2009 at 9:00 a.m. Pacific Time, at our principal executive offices located at 10188 Telesis Court, Suite 100, San Diego, California 92121. You are invited to attend the annual meeting to vote in person on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card to indicate your vote with respect to each of the proposals described in this proxy statement.

We intend to mail this proxy statement and accompanying proxy card on or about July 21, 2009 to all stockholders entitled to vote at the annual meeting and request that all stockholders voting by proxy return their completed proxy cards to us by no later than August  25, 2009.

What am I voting on?

There are two matters scheduled for a vote at the annual meeting:

•	Proposal No. 1: The election of Max Carnecchia and Christopher J. Steffen nominated by the Board to serve for a term of three years; and

•	Proposal No. 2: The ratification of the selection of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for our fiscal year ending March 31, 2010.

Each of the proposals, as well as the recommendation of the Board with respect to each of the proposals, is described in greater detail elsewhere in this proxy statement.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on July 1, 2009 will be entitled to vote at the annual meeting. On this record date, there were 27,423,529 shares of common stock outstanding and entitled to vote.

Am I a stockholder of record for purposes of the annual meeting?

If, on July 1, 2009, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record for purposes of the annual meeting.

What if my shares are held in an account at a brokerage firm, bank or dealer?

If, on July 1, 2009, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account.

How do I vote?

With respect to the election of directors, you may either vote “for” either or both of the nominees proposed by the Board or you may abstain from voting for either of both of those nominees. For each of the other matters to be voted on, you may vote “for” or “against” or abstain from voting altogether. Whether you are a stockholder of record or the beneficial owner of shares held in “street name,” the procedures for voting are fairly straightforward, as described below:

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. To vote in person, you need only attend the annual meeting, where you will be given a ballot to vote on each of the proposals. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. So long as you return your signed proxy card to us before the annual meeting, your shares will be voted as you have directed on the card. We request that all stockholders voting by proxy return their completed proxy cards to us by no later than August 25, 2009.

Beneficial Owner: Shares Held in “Street Name”

If you are a beneficial owner of shares held in “street name,” you should have received a proxy card and voting instructions with these proxy materials from the organization holding your account. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote in person at the annual meeting. However, to vote in person, you must obtain a valid proxy from the organization holding your account and present it to the inspector of elections at the annual meeting. Please refer to the instructions from that organization included with these proxy materials if you wish to obtain a proxy.

Regardless of how your shares are held and whether or not you plan to attend the annual meeting, we encourage you to vote by proxy to ensure that your vote is counted. Please note that you may still attend the annual meeting and vote in person even if you have already voted by proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “for” and (with respect to proposals other than the election of directors) “against” votes, abstentions and “broker non-votes”. A “broker non-vote” occurs when a stockholder of record, such as a broker, holding shares for a beneficial owner does not vote on a particular item because that stockholder of record does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Abstentions and broker non-votes will be counted towards the presence or absence of a quorum but will not be counted towards the affirmative vote total for any proposal.

How many votes are needed to approve each proposal?

The number of votes needed to approve each proposal is as follows:

•

Proposal No. 1: The election of the directors contemplated by Proposal No. 1 will be decided by a plurality of votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote.

•

Proposal No. 2: The ratification of the selection of E&Y contemplated by Proposal No. 2 must receive a “for” vote from the holders of a majority of the shares of common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as “against” votes, and broker non-votes will have no effect.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of our common stock that you owned as of July 1, 2009.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are present at the meeting or represented by proxy. On the record date, there were 27,423,529 shares outstanding and entitled to vote. Accordingly, 13,711,765 shares must be present at the meeting or represented by proxy in order to establish a proper quorum to enable us to conduct a vote on each of the proposals at the annual meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting or represented by proxy may adjourn the meeting to another date.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted at the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, all of your shares will be voted “for” the election of the nominees for director and “for” the other proposals described in this proxy statement. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Can I change my vote after submitting my proxy?

You can change your vote with respect to any proposal by revoking your proxy at any time prior to the commencement of voting with respect to that proposal at the annual meeting. You may revoke your proxy in any one of three ways:

•

You may submit another properly completed proxy card with a later date. Please note that we request that all stockholders voting by proxy return their completed proxy cards to us by no later than August 25, 2009.

•

You may send a written notice that you are revoking your proxy to our Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, CA 92121). To properly revoke your proxy via written notice, this notice must be received by our Secretary by no later than the close of business on Wednesday, August 26, 2009.

•

You may attend the annual meeting and vote in person. Bear in mind that simply attending the meeting will not, by itself, revoke your proxy. In addition, please recall that if you are a beneficial owner of shares held in “street name” and wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization holding your account and present it to the inspector of elections at the annual meeting.

Following the commencement of voting with respect to each proposal, you may not revoke your proxy or otherwise change your vote with respect to each such proposal.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2010, which ends September 30, 2009.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, stockholder proposals must be submitted in writing by March 23, 2010 to our Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, CA 92121). If you wish to nominate a director or submit any other proposal that you wish to have considered at next year’s annual meeting but not described in next year’s proxy materials, you must do so by no later than June  4, 2010.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Background

The Board currently consists of six directors and is divided into three classes. Each class consists of one-third of the total number of directors and each class has a three-year term. The terms of office of the two Class II directors expire in 2009 on the date of the annual meeting. The nominees listed below are currently directors of the Company. If elected at the annual meeting, each nominee would serve until the 2012 annual meeting of the stockholders and until each nominee’s successor is elected and has qualified or, if sooner, until the nominee’s death, resignation or removal. The terms of the two directors in Class I expire in 2011 and the term of the two Class III directors expire in 2010.

Information Concerning Directors

The following tables set forth certain information regarding: (i) our current directors whose terms of office are expiring and who are standing for election at the annual meeting; and (ii) our current directors whose terms of office extend beyond the date of the annual meeting:

Current Directors Who are Standing for Election at the Annual Meeting:

Name	Class	Age
Max Carnecchia	II	46
Christopher J. Steffen	II	67

Max Carnecchia currently serves as our President and Chief Executive Officer and has also served on the board of directors since June 2009. Prior to joining the Company, Mr. Carnecchia served as President of Interwoven, Inc., which was acquired by Autonomy Corporation plc in January 2009. Prior to joining Interwoven, Mr. Carnecchia served as Vice President of Global Sales of Xoriant Corporation from April 2000 to January 2001 and as Vice President of Sales and Services of SmartDB Corporation from September 1996 to February 2000.

Christopher J. Steffen has served as a director since 2004. Mr. Steffen also currently serves as Non-Executive Chairman of Viasystems, Inc., a manufacturer of printed circuit boards and provider of electromechanical solutions, as a director of W.R. Grace, a specialty chemicals and materials business, and as a director of several private companies. He has also been a member of various committees advising the Financial Accounting Standards Board. He retired from Citicorp, where he served as a Vice-Chairman and Director, in 1996. Prior to Citicorp, Mr. Steffen’s operating and financial experience included positions with the Eastman Kodak Company as its Senior Vice President and Chief Financial Officer, of Honeywell Inc., as its Executive Vice President, Chief Financial Officer and Chief Administrative Officer and Director, and of Chrysler Corporation as its Vice President and Controller.

Current Directors Whose Term Extends Beyond the Annual Meeting:

Name	Class	Age
Kenneth L. Coleman	III	66
Ricardo B. Levy, Ph.D.	III	64
Jeffrey Rodek	I	55
Larry Ferguson	I	59

Kenneth L. Coleman currently serves as our Chairman of the Board and previously served as our lead independent director. He has served as a director since 2003. Mr. Coleman is the founder of ITM Software Corporation, an enterprise software company for which he served as Chairman and Chief Executive Officer from 2001 to 2006. Previously, from 1987 until 2000, Mr. Coleman served in various senior executive positions, including Executive Vice President of Sales, Services and Marketing, at Silicon Graphics, Inc., a computer systems company. Prior to joining Silicon Graphics, Inc., Mr. Coleman was Vice President of Product Development at Activision, Inc. Mr. Coleman is a member of the Board of Directors of MIPS Technologies, Inc., a licensor of microprocessor architecture, of United Online, an internet service provider, and of City National Bank, a commercial banking institution.

Ricardo B. Levy, Ph.D. has served as a director since 2000. Dr. Levy also currently serves as Lead Director of the Board of Renegy Holding, Inc., a renewable energy company, the successor company to Catalytica Energy Systems, Inc., an environmental emissions solutions provider, for which he served as Chairman since its inception in 1994 and as an interim President and Chief Executive Officer from June through December 2000. Dr. Levy previously served as a director and Chief Operating Officer of Catalytica, Inc., the parent company of Catalytica Energy Systems, Inc. and Catalytica Pharmaceuticals, Inc. from its founding in 1974 until 1991 and as its President and Chief Executive Officer from 1991 to 2000. Prior to 1974, Dr. Levy was a member of the Chemical Physics Research Team at Exxon Research and Engineering Company. Dr. Levy is a member of the Board of Directors of Stem Cells, Inc., a public company, and of NovoDynamics, Inc., a private company focused on advanced image discovery.

Jeffrey Rodek has served as a director since 2007. Mr. Rodek is currently a special advisor at Accretive, LLC, a private equity firm, and a senior lecturer at the Fisher College of Business at the Ohio State University. Mr. Rodek served as the Executive Chairman of the Board of Directors of Hyperion Solutions Corporation, the global leader in business performance management software, commencing in 2004 and ending upon its acquisition by Oracle Corporation in 2007. From 1999 through 2004, Mr. Rodek served as Hyperion’s Chairman and Chief Executive Officer. Prior to joining Hyperion, Mr. Rodek served as President and Chief Operating Officer of Ingram Micro, the world’s largest wholesale provider of technology solutions, products and services, and in various capacities at FedEx Corporation.

Larry Ferguson has served as a director since October 2008. Between 2006 and 2008 Mr. Ferguson served as Chief Executive Officer of First Consulting Group, a publicly traded provider of information technology services and products to health and life sciences organizations. First Consulting Group was acquired by Computer Sciences Corporation in 2008. Between 2002 and 2005 Mr. Ferguson served as Chairman of the Board of Directors of Daou systems, a publicly traded provider of consulting and management services to healthcare organizations. Between 1997 and 2002, Mr. Ferguson served on the Board of Directors of Sunquest Information Systems, a publicly traded healthcare information systems company. Mr. Ferguson is currently President of the Ferguson Group, a private equity investment and consulting firm which renders advisory services to information technology companies. He is also on the Board of Directors of Atstaff, a privately held healthcare staff scheduling software company, the University of North Carolina at Charlotte Athletic Foundation, and Hooper Holmes, a provider of risk assessment services for the insurance industry.

There are no family relationships among any of our directors. No current disagreement exists between us and any of the current members of the Board regarding our operations, policies or practices. There currently are no legal proceedings, and during the past five years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our directors or director nominees.

Vote Required; Board Recommendation

Upon recommendation of the Governance and Nominating Committee, the Board has nominated two directors, Max Carnecchia and Christopher J. Steffen, for election at the annual meeting. The nominees for director will be elected by a plurality of “for” votes properly cast in person or by proxy by the holders of common stock. All shares represented by the proxies will be voted “for” the election to the Board of the nominees unless authority to vote for such nominees has been withheld in the proxy. Although the nominees have consented to serve as directors if elected, and the Board has no reason to believe that such nominees will be unable to serve as directors, if any such nominee withdraws or otherwise becomes unavailable to serve, shares represented by the proxies will be voted “for” any substitute nominee designated by the Board. Abstentions and broker non-votes will have no effect. The Board recommends that you vote all of your shares “for” the election to the Board of the nominees described in this Proposal No. 1.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee of the Board has selected E&Y as our independent registered public accounting firm for the fiscal year ending March 31, 2010 and has further directed us to submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Neither our governing documents nor any applicable law require stockholder ratification of the selection of E&Y as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain E&Y. Even if the selection is ratified, however, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

Representatives of E&Y are expected to be present at the annual meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fee Information

In connection with the audit of our financial statements for the year ended March 31, 2009, we entered into an engagement agreement with E&Y which set forth the terms by which E&Y has performed audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table sets forth the aggregate fees billed by E&Y for the services indicated for each of the last two fiscal years:

	Fiscal Year Ended March 31, 2009	Fiscal Year Ended March 31, 2008
Audit Fees(1)	$817,176	$788,442
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$817,176	$788,442

(1)	Includes fees for the audit of our annual financial statements for the fiscal years ended March 31, 2009 and 2008 included in our annual reports on Form 10-K, the review of our interim period financial statements for fiscal years 2009 and 2008 included in our quarterly reports on Form 10-Q, the audit of the effectiveness of our internal control over financial reporting as of March 31, 2009 and 2008, statutory audits of certain of our foreign subsidiaries for the years ended March 31, 2009 and 2008 and related services that are normally provided in connection with regulatory filings or engagements.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm. Under the policies and procedures, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on a case-by-case basis for specific tasks before engagement. The Audit Committee has delegated the pre-approval of services to the chairman of the committee who is required to report each pre-approval to the full Audit Committee no later than its next meeting.

Vote Required; Board Recommendation

To be approved, this Proposal No. 2 must receive a “for” vote from the holders of a majority of the shares of common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as votes “against” Proposal No. 2; broker non-votes will have no effect. The Board recommends a vote “for” this Proposal No. 2 to ratify the selection by the Audit Committee of E&Y as our independent registered public accounting firm for the fiscal year ending March 31, 2010.

ADDITIONAL INFORMATION

Certain Relationships and Related Transactions

Transactions with Related Persons. Other than as disclosed in the Summary Compensation Table, we have not entered into any transactions with related persons since the beginning of fiscal year 2009 and we are not currently considering any proposed transactions with related persons.

Review, Approval or Ratification of Transactions with Related Persons. In January 2007, the Board adopted a related person transaction policy (the “Policy”). Pursuant to the Policy, each of our officers and directors is required to report to the Board any transaction which he or she believes may be a related person transaction (as defined below) and must obtain the Board’s approval prior to entering into such transaction. A related person transaction is any transaction in which (1) we are a participant; (2) the amount involved exceeds $120,000; and (3) the officer or director has a direct or indirect material interest.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of July 1, 2009 regarding the beneficial ownership of our common stock by (a) each person known to our Board to own beneficially 5% or more of our common stock, (b) each director of the Company, (c) the Named Executive Officers (as defined in the Summary Compensation Table), and (d) all of our directors and executive officers as a group. Information with respect to beneficial ownership is based solely on a review of our capital stock transfer records and on publicly available filings made with the U.S. Securities and Exchange Commission (the “SEC”) by or on behalf of the stockholders listed below. The address for all executive officers and directors is c/o Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California, 92121.

Percentage of beneficial ownership is calculated assuming 27,423,529 shares of our common stock (net of treasury shares) were outstanding as of July 1, 2009. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are exercisable or convertible into shares of our common stock within 60 days of July 1, 2009. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
5% Stockholders
Group consisting of Paloma International L.P., S. Donald Sussman, MAK Capital One L.L.C., MAK Capital Fund L.P., and Michael A. Kaufman c/o S. Donald Sussman 6100 Red Hook Quarter, 18B, Suites 1-6 St. Thomas, United States Virgin Islands 00802	2,498,776	(1)	9.1%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	2,350,304	(2)	8.6%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,418,064	(3)	5.2%

Group consisting of Neuberger Berman Group LLC and Neuberger Berman LLC. 6100 Red Hook Quarter, 18B, Suites 1-6 St. Thomas, United States Virgin Islands 00802	1,402,137	(4)	5.1%

Current Executive Officers
Max Carnecchia	—		—%
Rick E. Russo	132,955	(5)	*	%
David R. Mersten.	155,311	(6)	*	%
Mathew Hahn, Ph.D.	390,347	(7)	1.4%
Frank K. Brown, Ph.D.	109,011	(8)	*	%

Former Executive Officers
Todd Johnson	12,000	(9)	*	%
Mark J. Emkjer.	39,158	(10)	*	%
Richard C.G. Murphy	17,092	(11)	*	%

Directors
Kenneth L. Coleman	59,851	(12)	*	%
Ricardo B. Levy, Ph.D.	72,536	(13)	*	%
Christopher J. Steffen	45,750	(14)	*	%
Jeffrey Rodek	14,250	(15)	*	%
Larry Ferguson	4,500	(16)	*	%
Max Carnecchia	—		*	%

All current executive officers and directors as a group (12 persons)	1,164,446	(17)	4.1%

*	Less than one percent.

(1)	MAK Capital One L.L.C. (“MAK Capital”) and Michael A. Kaufman have shared voting and dispositive power with respect to 2,498,776 shares; MAK Capital Fund LP (“MAK Capital Fund”) has shared voting and dispositive power with respect to 1,514,105 shares; Paloma International L.P. (“Paloma”) and S. Donald Sussman have shared voting and dispositive power with respect to 984,671 shares. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by MAK Capital on May 15, 2009.

(2)	Wellington Management Company, LLP (“Wellington”) has shared voting power with respect to 2,215,404 shares and shared dispositive power with respect to all shares. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by Wellington Management Company, LLP on February 17, 2009.

(3)	Dimensional Fund Advisors, Inc. has sole voting power with respect to 1,380,026 shares and sole dispositive power with respect to all shares. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors, Inc. on February 9, 2009.

(4)	Neuberger Berman Group LLC (“Neuberger”) and Neuberger Berman LLC have sole voting power with respect to 1,400,187 shares and shared dispositive power with respect to all shares. The foregoing information is based solely upon information contained in a Schedule 13G filed with the SEC by Neuberger on June 11, 2009.

(5)	Represents 36,080 shares of common stock held of record by Mr. Russo, options to purchase 88,541 shares of common stock that are exercisable within 60 days of July 1, 2009 and 8,334 restricted stock units (“RSUs”) that will vest within 60 days of July 1, 2009.

(6)	Represents 32,335 shares of common stock held of record by Mr. Mersten, options to purchase 115,833 shares of common stock that are exercisable within 60 days of July 1, 2009 and 7,143 RSUs that will vest within 60 days of July 1, 2009.

(7)	Represents 250,531 shares of common stock held of record by Dr. Hahn and options to purchase 139,816 shares of common stock that are exercisable within 60 days of July 1, 2009.

(8)	Represents 30,142 shares of common stock held of record by Dr. Brown, options to purchase 70,833 shares of common stock that are exercisable within 60 days of July 1, 2009 and 8,036 RSUs that will vest within 60 days of July 1, 2009.

(9)	Represents 12,000 shares of common stock held of record by Mr. Johnson.

(10)	Represents 39,158 shares of common stock held of record by Mr. Emkjer.

(11)	Represents 17,092 shares of common stock held of record by Mr. Murphy.

(12)	Represents 10,502 shares of common stock held of record by Mr. Coleman, options to purchase 47,015 shares of common stock that are exercisable within 60 days of July 1, 2009, and 2,334 RSUs that will vest within 60 days of July 1, 2009.

(13)	Represents 9,750 shares of common stock held of record by Dr. Levy, options to purchase 61,286 shares of common stock that are exercisable within 60 days of July 1, 2009, and 1,500 RSUs that will vest within 60 days of July 1, 2009.

(14)	Represents 6,750 shares of common stock held of record by Mr. Steffen, options to purchase 37,500 shares of common stock that are exercisable within 60 days of July 1, 2009, and 1,500 RSUs that will vest within 60 days of July 1, 2009.

(15)	Represents 12,000 shares of common stock held of record by Mr. Rodek and 2,250 RSUs that will vest within 60 days of July 1, 2009.

(16)	Represents 3,000 shares of common stock held of record by Mr. Ferguson and 1,500 RSUs that will vest within 60 days of July 1, 2009.

(17)	Represents 425,415 shares of common stock held of record by our current executive officers and directors, options to purchase 683,881 shares of common stock that are exercisable within 60 days of July 1, 2009, and 55,150 RSUs that will vest within 60 days of July 1, 2009.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of March 31, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights and vesting of RSUs (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	3,699,345	$5.26	2,030,088
Equity compensation plans not approved by security holders (2)	290,777	5.19	—

Total	3,990,122		2,030,088

(1)	Securities are to be issued upon exercise of outstanding options and rights under the following plans: 1994 Incentive Stock Plan, 1995 Director Option Plan, 1996 Equity Incentive Plan, 2000 Stock Option Plan, 2004 Amended and Restated Stock Incentive Plan (the “2004 Stock Plan”) and 2005 Employee Stock Purchase Plan. In connection with the approval of the 2004 Amended and Restated Stock Incentive Plan, the 1994 Incentive Stock Plan, 1996 Equity Incentive Plan, 2000 Stock Option Plan and the 2004 New Hire Equity Incentive Plan (the “2004 Equity Plan”) are no longer active and have no shares available for issuance. However, awards from these plans, as well as from the 2004 Stock Plan, which terminate by expiration, forfeiture, cancellation or otherwise without issuance, are settled in cash in lieu of common stock, or are exchanged for awards not involving common stock.

(2)	The 2004 Equity Plan allowed for the grant of stock awards to newly hired employees. In connection with the approval of the 2004 Stock Plan, the 2004 Equity Plan is no longer active and has no shares available for issuance.

Information Regarding the Board and Its Committees

The Board met twelve times during the year ended March 31, 2009. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member, respectively.

The Board has three committees: the Audit Committee, the Human Resources Committee and the Governance and Nominating Committee. The following table provides membership and meeting information for fiscal year 2009 for each of the Board’s committees:

Name	Audit Committee		Human Resources Committee		Governance and Nominating Committee
Kenneth L. Coleman	X		X		X	*
Christopher J. Steffen	X	**	X		X
Ricardo B. Levy, Ph.D.	X		X	*	X
Jeffrey Rodek.	X		X		X
Larry Ferguson.	X		X		X
Total meetings in fiscal year 2009	6		5		4

*	Committee Chairperson

**	Audit Committee Financial Expert and Committee Chairperson

Below is a description of each committee of the Board. The Board has determined that each member of each committee is “independent” within the meaning of the applicable listing standards of the NASDAQ Stock Market (“NASDAQ”), as well as applicable SEC rules and regulations and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee bears direct responsibility for the appointment and termination, compensation and oversight of the work of our independent registered public accounting firm, who reports directly to the Audit Committee. The committee also reviews and discusses with our management and independent registered public accounting firm the financial statements and disclosures in our quarterly financial press releases and SEC filings. Committee members periodically meet separately with our management and independent registered public accounting firm to discuss issues and concerns, and the committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or audit matters, in a confidential manner.

As of July 1, 2009, the members of the Audit Committee are Christopher J. Steffen, Ricardo B. Levy, Ph.D., Kenneth L. Coleman, Jeffrey Rodek and Larry Ferguson. Mr. Steffen serves as chairman of the Audit Committee and the Board has determined that he qualifies as an “audit committee financial expert” in accordance with applicable SEC rules.

The Audit Committee charter can be found in the Company section of our corporate website located at http://www.accelrys.com, under Management and Governance.

Human Resources Committee

Pursuant to its charter, the Human Resources Committee of the Board (the “HR Committee”) has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy. The HR Committee administers our executive compensation program and is responsible for determining and implementing our philosophy with respect to executive compensation. In addition, the HR Committee oversees our compensation and other benefit plans and policies, administers our stock plans (including reviewing and approving equity grants to our officers) and reviews and approves all compensation decisions relating to directors and elected officers, including the Named Executive Officers. In connection with performing their duties, the members of the HR Committee are fully empowered to engage an executive compensation consultant and have retained Frederic W. Cook & Co., Inc. in this capacity.

As of July 1, 2009, the members of the HR Committee are Ricardo B. Levy, Ph.D., Kenneth L. Coleman, Christopher J. Steffen, Jeffrey Rodek and Larry Ferguson. Dr. Levy serves as chairman of the HR Committee.

Additionally, the Board has appointed a secondary committee which has the authority to approve awards to our non-executive officers. The secondary committee consists of Dr. Levy.

The HR Committee charter can be found in the Company section of our corporate website located at http://www.accelrys.com, under Management and Governance.

Governance and Nominating Committee

The Governance and Nominating Committee makes recommendations to the Board regarding candidates for election to the Board, as well as the composition of the Board and its committees, including size and qualifications for membership. In connection with performing their duties, the members of the Governance and Nominating Committee are fully empowered to engage one or more search firms to identify potential director candidates. The committee is also charged with establishing effective corporate governance processes, including oversight of the appointment of new directors, Board committee structure and membership, director compensation and chief executive officer succession planning.

As of July 1, 2009, the members of the Governance and Nominating Committee are Kenneth L. Coleman, Ricardo B. Levy, Ph.D., Christopher J. Steffen, Jeffrey Rodek and Larry Ferguson. Mr. Coleman serves as chairman of the Governance and Nominating Committee.

The Governance and Nominating Committee has adopted a charter that can be found in the Company section of our corporate website located at http://www.accelrys.com, under Management and Governance.

Director Compensation

The Chairman of the Board receives an annual retainer of $100,000 while each non-employee director receives an annual retainer of $30,000. The Audit Committee chairman receives an annual retainer of $20,000 while the chairmen of the HR Committee and the Governance and Nominating Committee each receive annual retainers of $10,000. Additionally, non-employee directors receive $1,500 for each board and committee meeting they attend. Reasonable travel-related expenses are reimbursed for attendance at all Board and committee meetings.

In addition to cash compensation, in fiscal year 2009, the Company granted Mr. Ferguson 18,000 RSUs upon joining the Board. Mr. Coleman was granted 14,000 RSUs, and Mr. Levy, Mr. Steffen and Mr. Rodek were each granted 9,000 RSUs on October 28, 2008. The RSUs granted to our non-employee directors vest quarterly over three years, and receipt of the common stock underlying the RSUs is deferred until the earlier of the three year anniversary of the grant of the RSUs or such time as the director ceases providing service to the Company. The HR Committee is currently evaluating awards for fiscal year 2010.

The following table provides information concerning the compensation of our non-employee directors for fiscal year 2009. Directors who are employees of the Company receive no compensation for their services as directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Total
Kenneth L. Coleman	$141,500	$37,674	$15,846	$195,020
Ricardo B. Levy, Ph.D.	70,000	24,219	7,066	101,285
Christopher J. Steffen	81,500	24,219	15,846	121,565
Jeffrey Rodek	61,500	42,240	—	103,740
Larry Ferguson	33,000	12,396	—	45,396

(1)	The amounts shown under the “Stock Awards” column represent the share-based compensation expense recognized by us for financial reporting purposes (excluding forfeiture assumptions) in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”) for fiscal year 2009 for RSUs granted to each director. As of March 31, 2009, the aggregate number of RSUs outstanding for each director was as follows: Mr. Coleman, 19,832; Dr. Levy, 12,750; Mr. Steffen, 12,750; Mr. Rodek, 17,250; and Mr. Ferguson, 16,500. See Note 3 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 filed with the SEC on May 26, 2009, for a discussion of assumptions made in determining the grant date fair value and compensation expense of these stock awards.

(2)	The amounts shown under the “Option Awards” column represent the share-based compensation expense recognized by us for financial reporting purposes (excluding forfeiture assumptions) in accordance with SFAS No. 123R for fiscal year 2009 for stock options granted to each director. As of March 31, 2009, the aggregate number of stock options outstanding for each director was as follows: Mr. Coleman, 49,515; Dr. Levy, 63,786; Mr. Steffen, 40,000; Mr. Rodek, 0; and Mr. Ferguson, 0. See Note 3 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 filed with the SEC on May 26, 2009, for a discussion of assumptions made in determining the grant date fair value and compensation expense of these stock awards.

Key Corporate Governance Initiatives

We are committed to continuously improving our corporate governance process to meet and, if possible, exceed all applicable regulatory requirements. The following description of our corporate governance profile highlights some of the key corporate governance initiatives undertaken by the Board:

Independent Directors. Five out of our six members of the Board meet the independence standards of the SEC and NASDAQ, and only one of our directors, Max Carnecchia, is employed by us. Moreover, our independent directors regularly meet in executive session to discuss matters of interest to them without management present. Finally, the Board has established the position of Chairman of the Board, currently held by Kenneth L. Coleman, an independent director. The Chairman of the Board presides at Board meetings and acts as a liaison between management and the directors.

Code of Business Conduct and Ethics. The Board has adopted a Code of Business Conduct and Ethics that all directors, executive officers and employees must review and observe. The Code of Business Conduct and Ethics includes policies on regulatory compliance, conflicts of interest and confidentiality. The Code of Business Conduct and Ethics can be found in the Company section of our corporate website, http://www.accelrys.com, under Management and Governance.

Nomination of Directors

As mentioned above, the Governance and Nominating Committee is charged with making recommendations to the Board regarding qualified candidates to serve as directors. The committee’s goal is to assemble a Board with the skills and characteristics that, taken as a whole, will assure a strong Board with experience and expertise in all aspects of corporate governance. Accordingly, the Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including personal integrity, strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In evaluating director nominees, the Governance and Nominating Committee considers the following factors:

•	The appropriate size of the Board;

•	Our needs with respect to the particular talents and experience of its directors; and

•

The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other Board members.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it deems to be in our best interests and those of our stockholders. The Governance and Nominating Committee does, however, believe it appropriate for at least one, and preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of an “independent director” under NASDAQ listing standards. The Governance and Nominating Committee also believes it is appropriate for our Chief Executive Officer to participate as a member of the Board.

The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, but the committee at all times seeks to balance the value of continuity of service by existing members of the Board with that of obtaining a new perspective. We annually review the performance of the Board, its committees and each director. If any member of the Board does not wish to continue in service, the Governance and Nominating Committee’s policy is to require the Board member to submit a letter of resignation. In such event or if the Governance and Nominating Committee or the Board decides not to re-nominate a member for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Governance and Nominating Committee then uses its network of contacts to compile a list of candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Governance and Nominating Committee has not paid a fee to any third party to assist in identifying potential nominees.

We do not have a formal policy concerning stockholder recommendations of director candidates to the Governance and Nominating Committee. The absence of such a policy does not mean, however, that such recommendations will not be considered. To date, we have not received any recommendations from stockholders, including recommendations from a stockholder that beneficially owns more that 5% of our common stock, requesting that the Governance and Nominating Committee consider a candidate for inclusion among the committee’s slate of nominees in our proxy statement. Stockholders wishing to make such a recommendation of a director candidate may do so by sending a written notice to the Governance and Nominating Committee, Attn: Chairman, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, CA 92121, naming the proposed candidate and providing detailed biographical and contact information for such proposed candidate.

Report of the Audit Committee of the Board

The Audit Committee of the Board is comprised solely of independent directors, as defined by NASDAQ listing standards. In addition, at least one member of the Audit Committee is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act of 1933, as amended. The Audit Committee has furnished the following report:

The purpose of the Audit Committee is to oversee Accelrys’ financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee met on five occasions during the fiscal year ended March 31, 2009. The Audit Committee met privately in executive session with E&Y as a part of each regularly scheduled meeting.

The Audit Committee has reviewed and discussed Accelrys’ audited consolidated financial statements for the fiscal year ended March 31, 2009 with management and E&Y. Management is responsible for the preparation, presentation and integrity of Accelrys’ financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Securities Exchange Act of 1934, as amended (the “Exchange Act”) Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. E&Y is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America (“GAAP”), as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee reviewed and accepted E&Y’s Report of Independent Registered Public Accounting Firm included in Accelrys’ Annual Report on Form 10-K for the year ended March 31, 2009 related to its audit of the consolidated financial statements and financial statement schedule and their Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting related to the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, E&Y has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with E&Y their firm’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and E&Y referred to above, the Audit Committee approved the audited financial statements for inclusion in Accelrys’ Annual Report on Form 10-K for the year ended March 31, 2009, for filing with the SEC.

Submitted by the Audit Committee:

Christopher J. Steffen, Chairman

Ricardo B. Levy, Ph.D.

Kenneth L. Coleman

Jeffrey Rodek

Larry Ferguson

This foregoing audit committee report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Program

Pursuant to its charter, the HR Committee has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy. The HR Committee seeks to ensure that the total compensation paid to the executive officers and members of the Board is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the Named Executive Officers (as defined in the Summary Compensation Table) are similar to those provided to all other executive officers.

The HR Committee is composed entirely of independent directors. The HR Committee’s Chairman is Ricardo B. Levy, Ph.D. The remaining HR Committee members are Jeffery Rodek, Christopher J. Steffen, Kenneth L. Coleman and Larry Ferguson. The Board has determined that each of these members is independent under NASDAQ listing standards currently in effect. The HR Committee administers our executive compensation program and is responsible for determining and implementing our philosophy with respect to executive compensation. In addition, the HR Committee oversees our compensation and other benefit plans and policies, administers our stock plans (including reviewing and approving equity grants to our officers) and reviews and approves all compensation decisions relating to directors and executive officers, including the Named Executive Officers. The HR Committee works with management and our Compensation Consultant (as defined below) to align our compensation structure with our organizational goals and market standards relevant to us. The HR Committee’s membership is determined by the Board. The HR Committee met five times during fiscal year 2009.

The HR Committee operates pursuant to a charter approved by the HR Committee and the Board. The charter is posted on our internet website at http://www.accelrys.com. The HR Committee and the Board periodically review and revise the charter, most recently in February 2006.

Compensation Objective and Philosophy

The objective of our compensation program is to provide total compensation packages that will enable us to:

•	attract, motivate and retain outstanding employees, including Named Executive Officers;

•	align the financial interests of our employees, including our Named Executive Officers, with the interests of our stockholders;

•	provide incentives for superior company and individual Named Executive Officer’s performance; and

•	encourage each Named Executive Officer to have a stake in our long-term performance and success.

To achieve this objective, the HR Committee has designed a compensation philosophy that seeks to combine “fixed” forms of compensation such as base salaries and certain other perquisites and ancillary benefits with “at-risk” forms of compensation such as performance-based cash bonuses and long-term equity incentive awards. In particular, the HR Committee believes that paying “fixed” forms of compensation that are competitive relative to our Compensation Peer Group (as defined below) helps to ensure that we maintain our ability to attract, motivate and retain individuals of superior ability and managerial talent in key positions. Likewise, the HR Committee believes that awarding “at-risk” forms of compensation helps to further align our employees’ interests with those of our stockholders by providing incentives for superior performance relative to established goals, while also encouraging employees to value our long-term performance. Thus, our compensation program allows us to reward short-term achievement of objectives and to foster long-term participation in our success.

We utilize four basic categories of compensation. First, we set base salaries at levels designed to attract and retain qualified executives based on their levels of experience relevant to our business. Second, we offer performance-based cash bonuses meant to reward achievement of certain key financial and operational goals.

Third, we grant long-term equity incentive awards, which vest over time, to encourage sustained loyalty and performance and to foster in each executive a sense of ownership and shared purpose. Finally, we may offer specific additional perquisites and ancillary benefits that the HR Committee has determined to be widely offered within our Compensation Peer Group.

To date, the HR Committee has not established any formal policy or target for the relative balance of “fixed” and “at-risk” compensation. However, in light of the importance of uniting the concepts of personal performance with our corporate performance and success, a significant percentage of the total compensation for our executive officers is generally allocated to “at-risk” forms of compensation, such as performance-based cash bonuses which reward achievement of our fiscal year objectives and long-term equity incentive awards which reward increasing our value over the long term. In general, the HR Committee targets all components of compensation to fall between the median and 75th percentile of the Compensation Peer Group and believes that the total compensation program represents an appropriate balance of incentives and compensation approaches and does not encourage our executives to take excessive risks in their management of our business.

Process for Setting Executive Compensation

The HR Committee understands that we compete with many companies for executive-level talent. Accordingly, the HR Committee strives to implement compensation packages for our executive officers that are competitive with the total compensation paid to similarly situated executives of the companies comprising what we refer to as our “Compensation Peer Group”. The companies within the Compensation Peer Group that the HR Committee considers when implementing compensation packages may vary depending on the nature of the executive role being considered. In fiscal year 2009, the Compensation Peer Group was selected based upon an analysis of recent public filings performed by our Compensation Consultant of a software industry peer group as compiled by Standard & Poor’s. This group was chosen by reference to revenue, employee size, profit and loss, and market capitalization within ranges believed by the HR Committee to be similar to ours. This comparison group was used, when available, for all executive officers including Named Executive Officers. However given the wide variation in performance and limited sample size of publicly-held companies which the HR Committee considers similar for purposes of attracting talent, each company’s performance relative to us was not considered for any given criteria when determining whether the compensation offered by the Company is competitive. The Compensation Peer Group included 21 companies in the same Standard & Poor’s industry classification as Accelrys. The companies ranged from $43 million to $149 million in annual revenues, 101 to 761 employees, a loss of $41 million to a profit of $22 million, and $82 million to $327 million in market capitalization. The table below lists the Compensation Peer Group and Accelrys’ relative position within the group.

Latest Available Four Quarters ($ millions)				Employees		Market Capitalization as of 4/30/08 ($ millions)
Revenues		Net Income
Sonic Solutions	$149	Actuate	$22	SumTotal Systems	761	Double-Take Software	$327
Actuate	$138	Double-Take Software	$19	Sonic Solutions	734	Smith Micro Software	$262
SumTotal Systems	$129	Symyx Tech	$19	Symyx Tech	600	Symyx Tech	$252
Symyx Tech	$125	Synplicity	$11	Actuate	581	Actuate	$250
NYFIX	$122	American Software	$8	Unica	501	Guidance Software	$242
OpenTV	$110	Sourceforge	$8	OpenTV	497	Sonic Solutions	$242
Unica	$107	Sonic Solutions	$6	OPNET Tech	490	Moldflow	$239
Callidus Software	$102	Smith Micro Software	$3	Captaris	450	ArcSight	$238
OPNET Tech	$99	ArcSight	$2	Accelrys	372	Synplicity	$212
ArcSight	$98	OPNET Tech	$2	Callidus Software	355	Demandtec	$205
Captaris	$95	Accelrys	$1	Double-Take Software	354	OPNET Tech	$186
American Software	$90	Captaris	$0	Guidance Software	350	OpenTV	$158
Double-Take Software	$88	Unica	$0	American Software	308	American Software	$158
Accelrys	$80	Scientific Learning	$(1)	Synplicity	287	Callidus Software	$156
Guidance Software	$79	Lyris	$(2)	Moldflow	267	Accelrys	$152
Synplicity	$75	Moldflow	$(2)	NYFIX	225	NYFIX	$150
Smith Micro Software	$73	Guidance Software	$(3)	Smith Micro Software	225	Unica	$142
Demandtec	$61	SumTotal Systems	$(4)	Demandtec	218	SumTotal Systems	$133
Moldflow	$61	Demandtec	$(4)	ArcSight	204	Captaris	$128
Sourceforge	$53	OpenTV	$(5)	Scientific Learning	198	Sourceforge	$123
Scientific Learning	$46	Callidus Software	$(12)	Lyris	162	Scientific Learning	$86
Lyris	$43	NYFIX	$(41)	Sourceforge	101	Lyris	$82

Source: Standard & Poor’s Compustat.

In addition to comparing compensation levels to the Compensation Peer Group, the HR Committee may, as it deems appropriate in the case of certain executive roles, refer to the practices of other similarly situated companies within the high-technology sector or to the practices of companies similar to ours in terms of size, location, operations, etc. The HR Committee also incorporates salary survey data from the Radford High Technology Survey as provided by its Compensation Consultant to determine appropriate compensation levels.

Ultimately, the HR Committee makes all compensation decisions for our executive officers. Per its charter, however, the HR Committee has the authority to engage the services of outside advisors, experts and others to assist it in fulfilling its duties. In accordance with this authority, for fiscal year 2009, the HR Committee consulted with Frederic W. Cook & Co., Inc., an independent compensation consultant (the “Compensation Consultant”), to advise it on matters related to the compensation and benefits of our Chief Executive Officer and other executives, as well as the compensation of our independent directors. The Compensation Consultant was engaged by, reported to, and received compensation approved by the HR Committee (rather than the Company itself). In addition, from time to time, the HR Committee may solicit the input of our President and Chief Executive Officer, Max Carnecchia, our Vice President of Human Resources, Judith Ohrn Hicks, and our General Counsel, David R. Mersten, with respect to executive compensation matters.

Executive Compensation Components

The following discussion further describes the components and mix of compensation we pay to our executive officers, as well as how we generally determine the amount of each component. It also explains how each component of compensation fits into our overall compensation objectives and affects decisions regarding other components of compensation. This discussion and analysis should be read together with the Summary Compensation Table and the Grants of Plan-Based Awards Table (and the related narrative disclosure for each such table) that appear directly following this Compensation Discussion and Analysis.

As referenced above, for fiscal year 2009, the principal components of compensation for our executive officers were:

•	base salary;

•	performance-based cash bonuses;

•	long-term equity incentive awards; and

•	certain other perquisites and ancillary benefits.

Each of these components is described in greater detail below.

Base Salary

We provide our executive officers and other employees with base salaries to compensate them for services rendered during the fiscal year. During its review of base salaries for executive officers for fiscal year 2009, the HR Committee primarily considered:

•	Compensation Peer Group market data provided by our Compensation Consultant along with data published by independent third-party sources;

•	the results of its own internal review and appraisal of the executive’s compensation, both individually and relative to our other executive officers; and

•	the individual performance and scope of responsibility of the executive.

Base salary levels are considered annually as part of our performance review process, as well as upon a promotion or other material change in job responsibility. Changes in base salary levels may be merit-based or circumstance-based as determined to be appropriate by the HR Committee. In reviewing individual executive performance, the HR Committee considered factors including functional role expertise, leadership skills, business and financial acumen, ability to drive results, and the executive’s overall performance in his or her position. Thereafter, the HR Committee approved base salary increases in an average amount of 4.5% for all executive officers (with increases for our Named Executive Officers ranging from 0% to 8.3%), effective as of April 1, 2008. In addition, Matt Hahn was promoted to the position of Vice President of Research and Development in April 2008. Following his promotion he became employed on an 80% time basis and his compensation was pro-rated accordingly. In adjusting the Named Executive Officers’ and executives’ base salaries, the HR Committee generally intended to align the Company’s executives’ and Named Executive Officers’ base salaries with base salaries between the median and 75th percentile of equivalent positions within the Compensation Peer Group.

In January 2009, the Board appointed Todd Johnson as the Company’s interim President and Chief Executive Officer. The HR Committee set his base salary at $420,000 per year, matching the base salary of the Company’s departing President and Chief Executive Officer, Mark Emkjer. In June 2009, the Company appointed Max Carnecchia as its President and Chief Executive Officer. The terms of his compensation were disclosed in an 8-K filed by the Company on June 16, 2009. Since his appointment occurred during the Company’s 2010 fiscal year, the Company will discuss his compensation in the Company’s proxy to be filed at the conclusion of its 2010 fiscal year.

Performance-Based Cash Incentive Compensation

Our Management Incentive Plan (the “Management Incentive Plan”) is one of the key components of the “at-risk” compensation we offer to our executives. The Management Incentive Plan allows each executive officer to earn up to 100% of his or her target incentive amount based upon actual achievement as compared to certain specified corporate performance targets set by the HR Committee. In addition, each executive officer may earn up to an additional 100% of his or her target incentive amount based upon exceeding these performance targets.

In setting the corporate performance targets, the HR Committee’s goal is to set targets which are challenging, reflect the business conditions within our markets, and are consistent with achieving our short and long-term goals. By so doing, the HR Committee believes we can leverage this compensation element to align the personal performance objectives of our executive officers with our annual performance objectives. The Management Incentive Plan also allows the HR Committee to exercise discretion over various elements of the Management Incentive Plan, including the amounts of the awards ultimately earned under the Management Incentive Plan. Accordingly, the HR Committee reserves the right to modify individual incentive targets, specified corporate performance targets, or payments levels—in each case, upwards or downwards—in order to maintain the appropriate levels of retention and reward value as individual, company, or market conditions may dictate.

During the first quarter of fiscal year 2009, the HR Committee selected the specific group of employees eligible to participate in the Management Incentive Plan, established the specific corporate performance targets for the year, and set target bonus percentages for each participant. The HR Committee also reviewed the incentive targets of Dr. Matt Hahn upon his promotion to the position of Vice President of Research and Development during fiscal year 2009 and set his target bonus percentage at 40% of his base salary, consistent with the target percentage rates of the majority of the Company’s other officers. We filed the fiscal year 2009 Management Incentive Plan document as an exhibit to our Annual Report on Form 10-K for the year ended March 31, 2008. The target bonus percentage (represented as a percentage of base salary) for the other participating executive officers was 40% with the exception of the: (i) Senior Vice President of Sales, whose target percentage was 100% of base salary (with greater emphasis on the order intake target); and (ii) Chief Financial Officer, whose target percentage was 50% of base salary.

The Management Incentive Plan takes into account both corporate and individual performance components. The corporate performance component consists of two equally-weighted financial metrics, i.e., non-GAAP operating income and product orders targets, which collectively comprise 80% of the total target bonus. The individual performance component, which consists of individual performance objectives, comprises 20% of the total target bonus. Performance against individual performance objectives is determined at the sole discretion of our Chief Executive Officer and payment is awarded upon approval by the HR Committee. Upon completion of the fiscal year, the HR Committee assessed the performance of the Company against each corporate performance component and determined that we had overachieved against one of our targets and slightly underachieved against the other target of the Management Incentive Plan. With respect to the individual performance components, our interim Chief Executive Officer assessed the performance of each executive officer based on achievement of the individual performance targets and made his determinations as to the 20% discretionary portion of the total target bonus, which was approved by the HR Committee. Accordingly, pursuant to the terms of the Management Incentive Plan, the HR Committee approved bonus payments to executives in an amount of up to 82% of each executive’s target incentive amount for the year. These payments were pro-rated for our officers who were not employed for the entire fiscal year 2009.

Upon his appointment as the Company’s interim President and Chief Executive Officer the HR Committee set Todd Johnson’s target bonus at 100% of his annual base salary matching that of the Company’s departing President and Chief Executive Officer, Mark Emkjer. Based upon the interim nature of his role, the HR Committee decided that Mr. Johnson’s incentive bonus would be earned at its sole discretion. In May 2009, the HR Committee awarded him 100% of his eligible bonus amount.

Long-Term Equity Incentive Compensation

Our long-term equity incentive compensation program is another key component of our “at-risk” compensation package. However, whereas other components such as performance-based cash compensation ultimately tie individual success to predefined corporate performance targets, the value of our long-term incentive compensation program is even more directly related to the value we create for our stockholders via appreciating stock prices.

Under the long-term equity incentive compensation program, grants of equity-based awards are made to Named Executive Officers and other eligible employees upon commencement of employment with us, promotion to a new role, and/or annually thereafter following our earnings release for the first quarter of each fiscal year and based upon eligibility and performance criteria upon completion of our annual prior-year performance review process. When making equity award decisions, the HR Committee considers market data relating to the Compensation Peer Group, the grant size, the forms of long-term equity compensation available to it under existing plans, the status of awards granted in previous years, our performance, and the value of a specific position to us and individual performance criteria. All long-term equity incentive compensation awards made in fiscal year 2009 were granted pursuant to the 2004 Stock Plan. In fiscal year 2009, the HR Committee referred to relevant market data relating to the Compensation Peer Group and in consultation with the Compensation Consultant, determined an appropriate percentage of our market capitalization to be utilized in connection with awarding of annual grants to our executives and other continuing employees. From this percentage, the HR Committee, by factoring in the anticipated value of awards, derived the proper number of shares of common stock to be reserved for the annual equity incentive award pool. Finally, based on relevant market data and input from the Compensation Consultant, the HR Committee calculated the relative sizes of equity awards to be made to eligible recipients.

As a result of the approach described above, the HR Committee determined that approximately 2.5% of our market capitalization would be utilized in connection with the annual long-term incentive compensation program for fiscal year 2009, resulting in approximately 680,000 shares of common stock being reserved for the 2009 annual equity incentive award pool. Such award pool falls between the median (1.9%) and the 75th percentile (3.4%) of the market capitalization utilized by the Compensation Peer Group in connection with their respective annual long-term incentive compensation programs. Based upon the Compensation Consultant’s recommendations, the HR Committee decided to award approximately 45% of this available annual equity incentive award pool for fiscal year 2009 to executive officers. In deciding individual annual executive officer grants, the HR Committee considers each executive’s existing ownership levels and equity stakes in the Company. In 2009, the HR Committee reviewed the Compensation Consultant’s analysis of Compensation Peer Group data together with individual performance reviews provided by the Chief Executive Officer and made the resulting awards. The HR Committee also determined that long-term incentive equity held by the Company’s Named Executive Officers and other executive officers was lower than that held by similarly situated executives in the Compensation Peer Group. As a result, the HR Committee decided to award a performance-based grant equaling the annual equity award, but vesting at the conclusion of the fiscal year contingent upon the Company’s achieving certain revenue objectives. However, the Company failed to meet these objectives and all of the aforementioned performance-based awards expired unvested.

Finally, in connection with his promotion to Vice President of Research and Development, the HR Committee awarded Dr. Matt Hahn 25,000 RSUs and an option to purchase 75,000 shares of our common stock in recognition of his appointment to this role and in an effort to align his long-term equity incentive with that of our other executives and similarly situated executives in the Compensation Peer Group.

Perquisites and Other Ancillary Benefits

We provide the Named Executive Officers and other employees with perquisites and other ancillary benefits that the HR Committee believes are consistent with its objectives and philosophy set forth above. A description of these perquisites and other ancillary benefits, which the HR Committee periodically reviews and adjusts as deemed necessary, is set forth below.

Employee Stock Purchase Plan. In order to encourage ownership of our stock and to align our employees’ interests with those of our stockholders, all employees are eligible to participate in our 2005 Employee Stock Purchase Plan (the “Purchase Plan”). However, no employee may be granted an opportunity to purchase stock under the Purchase Plan if immediately after the grant, he or she would own stock representing 5% or more of the total combined voting power or value of all classes of our capital stock. The Purchase Plan permits participants to purchase shares of common stock through payroll deductions of up to 10% of their total annual compensation resulting in the purchase of up to 1,000 shares of our stock in any given six-month period. Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the Purchase Plan is generally 85% of the lower of the fair market value of our common stock either at the beginning of the offering period or at the end of the purchase period. Participants may end their participation at any time during an offering period and, if they elect to do so, are paid their accumulated payroll deductions to date, without interest. Participation in the Purchase Plan ends automatically upon termination of employment with us, at which time we refund to the employee accumulated payroll deductions, without interest, through the date of such termination.

Retirement Benefits. All of our employees in the United States are eligible to participate in our 401(k) Savings Plan (the “Savings Plan”). The Savings Plan is a tax-qualified retirement savings plan pursuant to which all U.S. based employees, including the Named Executive Officers, are permitted to contribute up to the limit prescribed by the Internal Revenue Service to the Savings Plan on a before-tax basis. We match 50% of the first 8% of pay that is contributed to the Savings Plan by each participant each year. Our matching contributions vest over a three-year period and an employee forfeits any unvested dollar amounts in the event of his or her termination of employment prior to the completion of the applicable vesting period. Once an employee completes three years of service with us, all matching contributions, including those made by us following such three-year period, are fully vested.

Life and Long Term Disability Insurance. All of our Named Executive Officers and other executive officers in the United States are enrolled in our group life and disability insurance plans. All executive participants are entitled to a benefit under the group life insurance plan equal to two times their respective annual base salary and target annual incentive in effect on the date of death, up to a maximum benefit of $1,000,000. The long-term disability plan provides a monthly benefit to executive officers in the event of disability of 60% of the participant’s annual base salary to a maximum monthly amount of $15,000.

Reimbursement of Relocation Expenses. Upon commencement of his employment, we agreed to reimburse our Chief Science Officer, Dr. Frank Brown, for all reasonable and customary expenses associated with his relocation to California from New Jersey. Due to significant changes in the housing market, in March 2009, we decided to make Dr. Brown a lump sum payment of approximately $75,000 in full satisfaction of its relocation obligations to him. This amount was paid following the completion of the fiscal year.

Tax and Accounting Implications

As part of its role in developing and overseeing our compensation programs, the HR Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 per year paid to the Named Executive Officers at the end of such fiscal year generally must be “performance-based” compensation as determined under Section 162(m). The HR Committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the HR Committee will balance the costs and burdens involved in such compliance against the value to us and our stockholders of the tax benefits that we would obtain as a result, and may in certain instances pay compensation that is not fully deductible if, in its determination, such costs and burdens outweigh such benefits.

In granting awards pursuant to the long-term equity incentive compensation program, the HR Committee considers the effect of SFAS No. 123R, which requires companies to estimate and record as expense the fair value of share-based payment awards on the date of grant using an option-pricing model. When determining the appropriate form of incentive award (e.g., stock options, restricted stock, RSUs, or stock appreciation rights), the HR Committee’s goal is to weigh the cost of these grants with their potential benefits as a compensation tool. In part due to the adoption of SFAS No. 123R and resulting compensation expense associated with the granting of stock awards (as discussed above), the HR Committee awarded RSUs, as well as stock options to the Named Executive Officers in fiscal year 2009.

Executive Employment Agreements.

We have employment agreements with certain of our executives, including certain Named Executive Officers, which provide them with certain severance benefits. These arrangements are intended to attract and retain qualified executives and include restrictive covenants in favor of us in exchange for the severance benefits that we believe provide us with significant value in prohibiting our executives from competing against us, using our confidential information and hiring our best talent if they wish to leave our employment. The agreements also provide for severance payments to be made after a change of control of the Company.

The provisions of these agreements related to severance and change of control were based on relevant market data from, and extensive consultation with, our Compensation Consultant. We believe that not providing these agreements may put us at a competitive disadvantage in our ability to attract and retain qualified executives and to limit the ability of our competitors to hire away our best talent and of our former employees to compete against us.

During fiscal year 2009 and consistent with their respective employment agreements, we paid severance to Mark J. Emkjer, former President and Chief Executive Officer and Richard C.G. Murphy, former Senior Vice President of Worldwide Sales and Services.

For a detailed description of these employment agreements, please see the discussion below under “Executive Compensation and Other Information—Potential Payments Upon Termination of Employment or Change of Control—Employment Agreements with Current Executives”.

Report of the Human Resources Committee of the Board of Directors

The Human Resources Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Human Resources Committee:

Ricardo B. Levy, Ph.D., Chairman

Kenneth L. Coleman

Christopher J. Steffen

Jeffrey Rodek

Larry Ferguson

This foregoing HR Committee report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

Executive Officers

The current executive officers of Accelrys are:

Name	Age	Position
Max Carnecchia	46	President and Chief Executive Officer
Rick E. Russo	58	Senior Vice President and Chief Financial Officer
Ilene Vogt	50	Senior Vice President, Worldwide Sales and Services
David R. Mersten	44	Senior Vice President, General Counsel and Secretary
Frank K. Brown	50	Senior Vice President and Chief Science Officer
Mathew Hahn	49	Vice President, Research and Development
Judith Ohrn Hicks	45	Vice President, Human Resources

Max Carnecchia currently serves as our President and Chief Executive Officer and has also served on the board of directors since June 2009. Prior to joining the Company, Mr. Carnecchia served as President of Interwoven, Inc., which was acquired by Autonomy Corporation plc in January 2009. Prior to joining Interwoven, Inc., Mr. Carnecchia served as Vice President of Global Sales of Xoriant Corporation from April 2000 to January 2001 and as Vice President of Sales and Services of SmartDB Corporation from September 1996 to February 2000.

Rick E. Russo has served as our Senior Vice President and Chief Financial Officer since 2006. Prior to joining Accelrys, from 2000 through 2006, Mr. Russo served as the Chief Financial Officer of Captiva Software Corporation, a leading global provider of automatic data capture software and enterprise input management solutions. Captiva was a publicly held company prior to its acquisition by EMC Corporation in December 2005. Mr. Russo was Vice President of Finance at Epicor Software Corporation (formerly Data Works, an ERP software company) from 1992 through 2000. From 1982 to 1991, Mr. Russo was Vice President of Finance for Media Duplication Services Ltd., a wholly-owned subsidiary of Polaroid Corporation that provides software manufacturing services, and Controller for Media Systems Technology, Inc., a manufacturer of disk duplication hardware.

Ilene Vogt has served as our Senior Vice President of Worldwide Sales and Services since 2008. Prior to joining Accelrys, from 1994 to 2008, she held positions of increasing responsibility at Actuate Corporation, an enterprise software company specializing in business intelligence solutions. Most recently, she held the position of Senior Vice President of Worldwide Operations. Ms. Vogt’s nearly 30 years experience in software sales also includes various sales positions at Interleaf (acquired by Broadvision) and Autographix.

David R. Mersten has served as our Senior Vice President, General Counsel and Secretary since 2005. Prior to joining Accelrys, from 2000 to 2005, Mr. Mersten served as Vice President, General Counsel and Assistant Secretary for Applied Micro Circuits Corporation, a company that designs hardware and software solutions for the communications and storage markets. From 1997 to 2000, Mr. Mersten served as corporate counsel for Integrated Device Technology, Inc., a designer of semiconductors.

Frank K. Brown, Ph.D., has served as our Senior Vice President and Chief Science Officer since 2006. Prior to joining Accelrys, from 1997 to 2006, Dr. Brown held positions of increasing responsibility at Johnson & Johnson, one of the world’s largest pharmaceutical companies. Most recently, he held the position of Senior Research Fellow within the Office of the Chief Information Officer.

Mathew Hahn, Ph.D. has served as our Vice President of Research and Development since 2008. From 2006 to 2008, Dr. Hahn served as Vice President of Platform Strategy and Technologies, and from 2005 to 2006, Dr. Hahn served as our Vice President, Chief Science and Technology Officer. From 2004 to 2005, Dr. Hahn served as Vice President, General Manager of SciTegic, Inc., a wholly owned subsidiary of the Company that Dr. Hahn co-founded in 1999. Prior to founding SciTegic, Inc., Dr. Hahn served as Director of Development at Accelrys from 1989 to 1999.

Judith Ohrn Hicks has served as our Vice President, Human Resources since 1999. Mrs. Ohrn Hicks originally joined Accelrys in 1993 and has held a variety of human-resources-related positions during her tenure with Accelrys. Prior to 1993, she held positions with the specialty retail division of General Mills, Inc., a leading producer of packaged consumer foods, and Software Developers Corporation, a publicly-traded software company that was acquired by Programmer’s Paradise, Inc., a publicly-traded company, in June 1996.

There are no family relationships among any executive officers of Accelrys. There currently are no legal proceedings, and during the past five years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any executive officer of Accelrys.

Summary Compensation Table

The following summary compensation table sets forth certain information concerning cash and non-cash compensation paid to our Chief Financial Officer, our three other most highly compensated executive officers (including our former Chief Executive Officers), and our former Senior Vice President, Worldwide Sales and Services (collectively referred to as the “Named Executive Officers”) during our fiscal year ended March 31, 2009. Our current President and Chief Executive Officer, Max Carnecchia, was appointed to that position following the end of our fiscal year 2009 and is therefore not required to be, and is not, included in the summary compensation table.

Name and Principal Position	Year	Salary		Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Compensation (3)	All Other Compensation		Total
Current Executive Officers
Rick E. Russo	2009	$275,000		$109,047	$105,821	$104,775	$14,423	(4)	$609,066
Senior Vice President and Chief Financial Officer	2008	255,000	(5)	77,637	106,111	127,500	11,781	(6)	578,029
	2007	125,000	(7)	25,168	52,186	64,375	2,724	(8)	269,453

David R. Mersten	2009	265,000		129,177	94,583	82,892	8,578	(9)	580,230
Senior Vice President, General Counsel and Secretary	2008	252,000		98,883	94,842	100,800	8,344	(10)	554,869
	2007	240,000		45,930	90,187	98,880	8,028	(11)	483,025

Mathew A. Hahn, Ph.D.	2009	208,000		111,410	133,980	68,390	10,403	(12)	532,183
Vice President, Research and Development	2008	120,000		61,837	99,890	—	342	(13)	282,069
	2007	190,417		227,658	94,122	55,792	5,616	(14)	573,605

Frank K. Brown, Ph.D.	2009	255,000		97,686	84,932	81,804	10,227	(15)	529,649
Vice President and Chief Science Officer	2008	244,800		68,984	85,165	97,920	51,933	(16)	548,802
	2007	114,615		24,269	40,255	49,440	8,979	(17)	237,558

Former Executive Officers
Mark J. Emkjer (18)	2009	350,000		120,116	158,537	315,000	1,752,518	(19)	2,696,171
Former President and Chief Executive Officer	2008	400,000	(20)	206,587	397,705	400,000	10,695	(21)	1,414,987
	2007	400,000	(22)	117,542	706,009	350,200	8,742	(23)	1,582,493

Richard C. G. Murphy (24)	2009	100,000		30,944	31,261	15,395	425,372	(25)	602,972
Former Senior Vice President, Worldwide Sales and Services	2008	250,000		64,994	93,534	79,621	18,742	(26)	506,891
	2007	250,000		36,744	93,279	142,883	7,081	(27)	529,986

Todd Johnson (28)	2009	102,038		—	—	100,000	3,938	(29)	205,976
Former President and Chief Executive Officer	2008	—		—	—	—	—		—
	2007	—		—	—	—	—		—

(1)	The amounts shown under the “Stock Awards” column represent share-based compensation expense we recognized for financial reporting purposes (excluding forfeiture assumptions) in accordance with SFAS No. 123R for RSUs granted to each Named Executive Officer. See Note 3 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 filed with the SEC on May 26, 2009, for a discussion of assumptions made in determining the grant date fair value and compensation expense of these stock awards.

(2)	The amounts shown under the “Option Awards” column represent share-based compensation expense we recognized for financial reporting purposes (excluding forfeiture assumptions) in accordance with SFAS No. 123R for stock options granted to each Named Executive Officer. See Note 3 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 filed with the SEC on May 26, 2009, for a discussion of assumptions made in determining the grant date fair value and compensation expense of these stock options.

(3)	The amounts shown under the “Non-Equity Incentive Compensation” column represent annual management incentive bonuses earned in each fiscal year. With the exception of Mr. Emkjer, all amounts earned were paid in the following fiscal year. Mr. Emkjer’s management incentive bonus was paid upon his termination of employment in January 2009.

(4)	Represents a Company 401(K) plan matching contribution of $10,450 and group term life insurance premiums of $3,973 paid on behalf of Mr. Russo.

(5)	Pursuant to our Executive Deferred Compensation Plan (the “EDC Plan”), 3% of Mr. Russo’s pre-tax base salary was deferred and contributed to the EDC Plan.

(6)	Represents a Company 401(K) plan matching contribution of $8,098 and group term life insurance premiums of $3,683 paid on behalf of Mr. Russo.

(7)	Pursuant to our EDC Plan, 20% of Mr. Russo’s pre-tax base salary was deferred and contributed to the EDC Plan.

(8)	Represents a Company 401(K) plan matching contribution of $1,563 and group term life insurance premiums of $1,161 paid on behalf of Mr. Russo.

(9)	Represents a Company 401(K) plan matching contribution of $7,750 and group term life insurance premiums of $828 paid on behalf of Mr. Mersten.

(10)	Represents a Company 401(K) plan matching contribution of $7,560 and group term life insurance premiums of $784 paid on behalf of Mr. Mersten.

(11)	Represents a Company 401(K) plan matching contribution of $7,521 and group term life insurance premiums of $507 paid on behalf of Mr. Mersten.

(12)	Represents a Company 401(K) plan matching contribution of $9,520 and group term life insurance premiums of $883 paid on behalf of Dr. Hahn.

(13)	Represents group term life insurance premiums of $342 paid on behalf of Dr. Hahn.

(14)	Represents a Company 401(K) plan matching contribution of $5,025 and group term life insurance premiums of $591 paid on behalf of Dr. Hahn.

(15)	Represents a Company 401(K) plan matching contribution of $8,400 and group term life insurance premiums of $1,827 paid on behalf of Dr. Brown.

(16)	Represents relocation related benefits of $43,443, a Company 401(K) plan matching contribution of $7,260 and group term life insurance premiums of $1,230 paid on behalf of Dr. Brown. Upon Dr. Brown’s commencement of employment with us in 2006, we entered into an agreement with him entitling him to be reimbursed for up to $125,000 in expenses incurred in connection with his relocation to San Diego from New Jersey. Due to significant changes in the housing market, in March 2009, we decided to make Dr. Brown a lump sum payment of $74,765 in full satisfaction of such reimbursement obligations. This amount was paid following the completion of our fiscal year.

(17)	Represents relocation related benefits of $6,792, a Company 401(K) plan matching contribution of $1,800 and group term life insurance premiums of $387 paid on behalf of Dr. Brown.

(18)	As discussed further below, Mr. Emkjer’s employment as our President and Chief Executive Officer terminated in January 2009.

(19)	Represents a Company 401(K) plan matching contribution of $16,500, a vacation benefit payout of $49,531, group term life insurance premiums of $2,286 paid on behalf of Mr. Emkjer, post-employment medical insurance premiums of $4,201 paid on behalf of Mr. Emkjer, and severance benefits of $1,680,000, of which $280,000 was paid during fiscal year 2009. $140,000 was paid on April 15, 2009, $560,000 will be paid to Mr. Emkjer in August 2009, and the remaining amounts will be paid in equal monthly installments through January 2010.

(20)	Pursuant to our EDC Plan, less than 1% of Mr. Emkjer’s pre-tax base salary was deferred and contributed to the EDC Plan.

(21)	Represents a Company 401(K) plan matching contribution of $7,935 and group term life insurance premiums of $2,760 paid on behalf of Mr. Emkjer.

(22)	Pursuant to our EDC Plan, 2% of Mr. Emkjer’s pre-tax base salary was deferred and contributed to the EDC Plan.

(23)	Represents a Company 401(K) plan matching contribution of $7,225 and group term life insurance premiums of $1,517 paid on behalf of Mr. Emkjer.

(24)	As discussed further below, Mr. Murphy’s employment as our Senior Vice President of Sales and Services terminated in August 2008.

(25)	Represents a Company 401(K) plan matching contribution of $4,500, a vacation benefit payout of $13,327, group term life insurance premiums of $585 paid on behalf of Mr. Murphy, post-employment medical insurance premiums of $6,960 paid on behalf of Mr. Murphy, and severance benefits of $400,000, of which $264,744 was paid during fiscal year 2009. The remaining amounts will be paid in equal semi-monthly installments through August 2009.

(26)	Represents relocation related benefits of $10,040, a Company 401(K) plan matching contribution of $7,735 and group term life insurance premiums of $967 paid on behalf of Mr. Murphy.

(27)	Represents a Company 401(K) plan matching contribution of $6,541 and group term life insurance premiums of $540 paid on behalf of Mr. Murphy.

(28)	As discussed further below, Mr. Johnson’s employment as our interim President and Chief Executive Officer terminated in June 2009.

(29)	Represents a Company 401(K) plan matching contribution of $3,582 and group term life insurance premiums of $356 paid on behalf of Mr. Johnson.

Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards granted by us during the year ended March 31, 2009 to each of the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number Of Shares Of Stock or Units (3)	All Other Option Awards: Number Of Securities Underlying Options (4)	Exercise or Base Price of Option Awards (5)	Grant Date Fair Value of Stock And Option Awards (6)
Name	Grant Date	Target	Maximum	Target	Maximum
Current Executive Officers
Rick E. Russo	—	$137,500	$275,000	—	—	—	—	—	—
	8/7/2008	—	—	25,000	25,000	—	—	—	$121,750
	8/7/2008	—	—	—	—	25,000	—	—	121,750

David R. Mersten	—	106,000	212,000	—	—	—	—	—
	8/7/2008	—	—	21,428	21,428	—	—	—	104,354
	8/7/2008	—	—	—	—	21,428	—	—	104,354

Mathew A. Hahn, Ph.D.	—	83,200	166,400	—	—	—	—	—	—
	5/19/2008	—	—	—	—	25,000	—	—	170,500
	5/19/2008	—	—	—	—	—	75,000	$6.82	249,240

Frank K. Brown, Ph.D.	—	102,000	204,000	—	—	—	—	—	—
	8/7/2008	—	—	24,107	24,107	—	—	—	117,401
	8/7/2008	—	—	—	—	24,107	—	—	117,401

Former Executive Officers
Mark J. Emkjer (7)	—	315,000	630,000	—	—	—	—	—	—
	8/8/2008	—	—	—	—	50,000	—	—	252,000

Richard C.G. Murphy	—	50,000	100,000	—	—	—	—	—	—

Todd Johnson	—	100,000	200,000	—	—	—	—	—	—

(1)

Executive officers are eligible to receive cash bonuses under our fiscal year 2009 Management Incentive Plan based on the achievement of certain corporate performance goals. Payments are based on achieving certain non-GAAP operating income and orders bookings targets, as well as certain individual performance objectives, as described in the Compensation Discussion and Analysis. The target payments are based on achieving the targeted level of performance and range from 40% to 100% of annual base salary per officer, prorated for the amount of time employed during fiscal year 2009. The maximum payments are based on achievement of the plan maximum, which, for all executives except Mr. Johnson, allowed for 200% of the target amount payable in the event of over-achievement. Mr. Johnson’s maximum bonus is 100% of his annualized base salary, prorated for the amount of time he was employed during fiscal year 2009. The minimum payments under the 2009 Management Incentive Plan are 0. The actual amounts earned by each Named Executive Officer for fiscal year 2009 are reported in the Summary Compensation Table as “Non-Equity Incentive Compensation”.

(2)	Vesting of the performance-based equity grants were contingent upon the Company’s achieving certain revenue objectives. The minimum number of shares to be issued if the revenue targets were not met was zero, and between 33% and 100% of the awards vested depending upon the level of revenue obtained. However, the Company failed to meet these objectives and all of the aforementioned performance-based awards were cancelled on May 26, 2009 upon filing of our fiscal year 2009 Form 10-K.

(3)	The RSUs vest in equal annual installments over the three-year period commencing on the date of grant.

(4)	One-quarter of the stock options granted vest upon the first anniversary of the date of grant and 1/48th of the shares vest monthly thereafter so that the stock option will be fully vested on the fourth anniversary of the date of grant.

(5)	In accordance with the terms of our stock plans, the exercise price of stock options awarded is the closing market price of our common stock on the NASDAQ Global Market on the date of grant.

(6)	The amounts disclosed in the “Grant Date Fair Value of Stock and Option Awards” column are equal to the aggregate grant date fair value of each RSU and stock option award computed in accordance with SFAS No. 123R. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

(7)	The RSUs granted to Mr. Emkjer were cancelled upon his termination of employment on January 31, 2009.

Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

For a narrative discussion of the Summary Compensation Table and the Grants of Plan Based Awards table, see the footnotes to the tables as well as the Compensation Discussion and Analysis. In addition, below is a description of the material compensation-related terms of all employment agreements in effect during fiscal year 2009 with the Named Executive Officers. For a description of the payments and benefits that would be provided to the Named Executive Officers in connection with a termination of their employment or a change of control, see ” Executive Compensation and Other Information—Potential Payments Upon Termination of Employment or Change of Control—Employment Agreements with Current Executives”.

Current Named Executive Officers

Rick E. Russo

In October 2006, we entered into an employment agreement with Rick E. Russo to become our Senior Vice President and Chief Financial Officer. Pursuant to the agreement, Mr. Russo’s annual base salary is subject to annual review by the HR Committee. He is also eligible to participate in our Management Incentive Plan with a targeted bonus of 50% of his base salary, which may be earned upon the achievement of corporate and individual objectives. Mr. Russo is also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to other salaried employees. Mr. Russo is entitled to receive certain severance payments and benefits in the event his employment is terminated by us without cause, by him for good reason or in connection with a change of control, as discussed under “Executive Compensation and Other Information—Potential Payments Upon Termination of Employment or Change of Control—Employment Agreements with Current Executives”.

David R. Mersten

In October 2006, we entered into an employment agreement with David R. Mersten, our current Senior Vice President, General Counsel and Secretary. Pursuant to the agreement, Mr. Mersten’s annual base salary is subject to annual review by the HR Committee. He is also eligible to participate in our Management Incentive Plan with a targeted bonus of 40% of his base salary, which may be earned upon the achievement of corporate and individual objectives. Mr. Mersten is also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to other salaried employees. Mr. Mersten is entitled to receive certain severance payments and benefits in the event his employment is terminated by us without cause, by him for good reason or in connection with a change of control, as discussed under “Executive Compensation and Other Information—Potential Payments Upon Termination of Employment or Change of Control—Employment Agreements with Current Executives”.

Frank K. Brown, Ph.D.

In October 2006, we entered into an employment agreement with Frank K. Brown, Ph.D., our current Chief Science Officer. Pursuant to the agreement, Dr. Brown’s annual base salary is subject to annual review by the HR Committee. He is also eligible to participate in our Management Incentive Plan with a targeted bonus of 40% of his base salary, which may be earned upon the achievement of corporate and individual objectives. Dr. Brown is also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to other salaried employees. Dr. Brown is entitled to receive certain severance payments and benefits in the event his employment is terminated by us without cause, by him for good reason or in connection with a change of control, as discussed under “Executive Compensation and Other Information—Potential Payments Upon Termination of Employment or Change of Control—Employment Agreements with Current Executives”.

Mathew A. Hahn, Ph.D.

In April 2008 Mathew A. Hahn, Ph.D., was promoted to Vice President of Research and Development. Dr. Hahn’s annual base salary is $208,000 and he is also eligible to participate in our Management Incentive Plan with a targeted bonus of 40% of his base salary. Dr. Hahn is also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to other salaried employees. In September 2004 the Company entered into an employment agreement with Dr. Hahn, which was amended in August 2005 and September 2006. As amended, the agreement entitles Dr. Hahn to receive certain severance payments and benefits in the event his employment is terminated by us without cause or by him for good reason, as discussed under “Executive Compensation and Other Information—Potential Payments Upon Termination of Employment or Change of Control—Employment Agreements with Current Executives”.

Former Named Executive Officers

Mark J. Emkjer

On January 6, 2009, we entered into a Separation Agreement and Release with Mark Emkjer, our former President and Chief Executive Officer. Pursuant to the terms of the agreement, Mr. Emkjer released all claims against us. Pursuant to the terms of his employment agreement, upon separation of employment from the Company, Mr. Emkjer became entitled to severance payments in the amount of $1,680,000, of which $280,000 was paid during fiscal year 2009. $140,000 was paid on April 15, 2009, $560,000 will be paid to Mr. Emkjer in August 2009, and the remaining amounts will be paid in equal monthly installments through January 2010.

Richard C. G. Murphy

On August 4, 2008, we entered into a Separation Agreement and Release with Richard C. G. Murphy, former Senior Vice President of Worldwide Sales and Services. Pursuant to the terms of the agreement, Mr. Murphy released all claims against us. Pursuant to the terms of his employment agreement, upon separation of employment from the Company, Mr. Murphy became entitled to severance payments in the amount of $400,000, of which $264,744 was paid in fiscal year 2009. The remaining $132,256 will be paid in equal semi-monthly installments through July 2009.

Todd Johnson

On June 15, 2009, Todd Johnson resigned as our interim President and Chief Executive Officer upon the appointment of Max Carnecchia. Mr. Johnson remains employed by the Company to assist with the transition by serving as an advisor to Mr. Carnecchia, as requested by Mr. Carnecchia.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by the Named Executive Officers as of March 31, 2009. Each equity grant is shown separately for each Named Executive Officer.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Stock Units That Have Not Vested		Market Value of Stock Units that Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Current Executive Officers
Rick E. Russo	75,520	49,480	(3)	6.13	10/2/2016	—		—	—		—
	—	—		—	—	8,333	(4)	33,165	—		—
	—	—		—	—	10,000	(5)	39,800	—		—
	—	—		—	—	25,000	(6)	99,500	—		—
	—	—		—	—	—		—	25,000	(7)	99,500

David R. Mersten	97,916	2,084	(8)	5.49	4/11/2015	—		—	—		—
	13,750	6,250	(9)	7.09	6/20/2016				—		—
	—	—		—	—	8,333	(10)	33,165	—		—
	—	—		—	—	15,000	(5)	59,700	—		—
	—	—		—	—	21,428	(6)	85,283	—		—
	—	—		—	—	—		—	21,428	(7)	85,283

Mathew A. Hahn, Ph.D.	50,000	—		5.65	9/27/2014	—		—	—		—
	44,791	5,209	(11)	5.35	8/29/2015	—		—	—		—
	17,187	7,813	(12)	7.09	6/20/2016	—		—	—		—
	—	75,000	(13)	6.82	5/19/2018	—		—	—		—
	—	—		—	—	8,333	(10)	33,165	—		—
	—	—		—	—	1,000	(5)	3,980	—		—
	—	—		—	—	25,000	(14)	99,500	—		—

Frank K. Brown, Ph.D.	60,416	39,584	(15)	6.15	10/9/2016	—		—	—		—
	—	—		—	—	8,333	(16)	33,165	—		—
	—	—		—	—	6,666	(5)	26,531	—		—
	—	—		—	—	24,107	(6)	95,946	—		—
	—	—		—	—	—		—	24,107	(7)	95,946

Former Executive Officers
Mark J. Emkjer (17)	339,839	—		$6.65	12/9/2012	—		—	—		—
	67,967	—		4.57	2/5/2013	—		—	—		—
	40,780	—		14.37	3/16/2014	—		—	—		—
	100,000	—		9.35	5/10/2014	—		—	—		—
	96,875	—		7.09	6/20/2016	—		—	—		—
	9,895	—		6.36	6/1/2017	—		—	—		—

Richard C. G. Murphy	—	—		—	—	—		—	—		—
Todd Johnson	—	—		—	—	—		—	—		—

(1)	One-quarter of the stock options vest upon the first anniversary of the date of grant and 1/48th of the shares vest monthly thereafter as set forth below.

(2)	The market value of the RSUs which have not vested is based on the closing market price of our common stock on the NASDAQ Global Market on March 31, 2009 ($3.98 per share).

(3)	The unexercisable shares relating to the option award vest at a rate of 2,604 options per month and will be fully vested on October 2, 2010.

(4)	The unvested RSUs as of March 31, 2009 vest in full on October 2, 2009.

(5)	The unvested RSUs as of March 31, 2009 vest in equal annual installments on June 1, 2009 and June 1, 2010.

(6)	The unvested RSUs as of March 31, 2009 vest in equal annual installments on August 7, 2009, August 7, 2010 and August 7, 2011.

(7)	The awards were cancelled on May 26, 2009 upon filing of our fiscal year 2009 Form 10-K as the performance criteria were not met.

(8)	The unexercisable shares relating to the option award vested on April 11, 2009.

(9)	The unexercisable shares relating to the option award vest at a rate of 417 options per month and will be fully vested on June 20, 2010.

(10)	The unvested RSUs as of March 31, 2009 vested on June 20, 2009.

(11)	The unexercisable shares relating to the option award vest at a rate of 1,042 options per month and will be fully vested on August 29, 2009.

(12)	The unexercisable shares relating to the option award vest at a rate of 521 options per month and will be fully vested on June 20, 2010.

(13)	The unexercisable shares relating to the option award vest at a rate of 1,563 options per month and will be fully vested on May 19, 2012.

(14)	The unvested RSUs as of March 31, 2009 vest in equal annual installments on May 19, 2009, May 19, 2010 and May 19, 2011.

(15)	The unexercisable shares relating to the option award vest at a rate of 2,083 options per month and will be fully vested on October 9, 2010.

(16)	The unvested RSUs as of March 31, 2009 vest in full on October 9, 2009.

(17)	Mr. Emkjer’s outstanding stock options expired 90 days after his termination of employment on January 31, 2009, in accordance with the 2004 Stock Plan.

Option Exercises and Stock Vested

The following table sets forth information for the Named Executive Officers for the fiscal year ended March 31, 2009 regarding exercises of stock options and vesting of restricted stock awards.

Name	Stock Awards
	Number of Shares Acquired on Vesting		Value Realized on Vesting
Current Executive Officers
Rick E. Russo	5,000		$32,600	(1)
	8,333		39,664	(2)
David R. Mersten	7,500	(3)	48,900	(1)
	8,333	(4)	44,998	(5)
Mathew A. Hahn, Ph.D.	500		3,260	(1)
	8,333		44,998	(5)
Frank K. Brown, Ph.D.	3,334	(6)	21,738	(1)
	8,333		34,581	(7)

Former Executive Officers
Mark Emkjer	16,667	(8)	108,669	(1)
	16,666	(8)	89,996	(5)
Richard C. G. Murphy	3,334	(6)	21,738	(1)
	6,666	(9)	35,996	(5)
Todd Johnson	—		—

(1)	The value realized on vesting was calculated based on the closing market price of our common stock on the NASDAQ Global Market on June 1, 2008, the date of vesting of the restricted stock awards ($6.52 per share).

(2)	The value realized on vesting was calculated based on the closing market price of our common stock on the NASDAQ Global Market on October 2, 2008, the date of vesting of the restricted stock awards ($4.76 per share).

(3)	Included in the vested shares are 2,682 shares tendered to the Company for payment of payroll tax obligations.

(4)	Included in the vested shares are 2,980 shares tendered to the Company for payment of payroll tax obligations.

(5)	The value realized on vesting was calculated based on the closing market price of our common stock on the NASDAQ Global Market on June 20, 2008, the date of vesting of the restricted stock awards ($5.40 per share).

(6)	Included in the vested shares are 1,192 shares tendered to the Company for payment of payroll tax obligations.

(7)	The value realized on vesting was calculated based on the closing market price of our common stock on the NASDAQ Global Market on October 9, 2008, the date of vesting of the restricted stock awards ($4.15 per share).

(8)	Included in the vested shares are 5,959 shares tendered to the Company for payment of payroll tax obligations.

(9)	Included in the vested shares are 2,384 shares tendered to the Company for payment of payroll tax obligations.

Non-Qualified Deferred Compensation

The following table sets forth information for the Named Executive Officers for the fiscal year ended March 31, 2009 with respect to our EDC Plan. On May 29, 2007, the HR Committee authorized the termination of the EDC Plan, including the bonus employer contribution, and the distribution of plan account balances to the participants. Plan balances were distributed during the second quarter of fiscal year 2009. Prior to its termination, executive officers and directors were able to contribute up to 90% of their base salary and 100% of all other forms of compensation.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Current Executive Officers
Rick E. Russo	$—	$—	$(385)	$28,586	$—
David R. Mersten	—	—	—	—	—
Mathew A. Hahn, Ph.D.	—	—	—	—	—
Frank K. Brown, Ph.D.	—	—	—	—	—

Former Executive Officers
Mark Emkjer	—	—	(3,230)	112,821	—
Richard C. G. Murphy	—	—	—	—	—
Todd Johnson	—	—	—	—	—

Potential Payments Upon Termination of Employment or Change of Control

The payments and benefits the Named Executive Officers are entitled to receive in the event of termination of employment or change of control are set forth in their respective employment agreements, the relevant terms of which are more fully described below:

Employment Agreements with Current Executives. Pursuant to the terms of the employment agreements with Rick E. Russo, David R. Mersten and Frank K. Brown, Ph.D, we may terminate each such employment agreement upon advance notice as specified in each agreement. Such notice may be given to the applicable executive commencing twelve months after execution of such executive’s employment agreement. However, even during the term of each employment agreement, each executive’s employment with us will be at-will, meaning that either we or such executive may terminate the employment relationship at any time. If an executive’s employment with us is terminated by us during the term without “cause” or by the executive for “good reason”, such executive will be entitled to receive, subject to such executive’s continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in such executive’s employment agreement, severance payments and benefits consisting of: (1) an amount equal to such executive’s then-current base salary, payable in equal monthly installments over twelve months following the date of termination; (2) a pro-rated amount equal to the incentive bonus that such executive would otherwise have been entitled to receive under the management incentive plan for the then-current fiscal year, payable as a lump sum; (3) an amount equal to such executive’s then-current target bonus amount under the management incentive plan, payable in equal monthly installments over a period of twelve months following the date of termination; and (4) reimbursements for COBRA payments made under our medical and dental insurance plans for a period of up to twelve months following the date of termination.

In addition, if any of the above executives’ employment with us is terminated within the period commencing two months prior to, and extending eighteen months following, the occurrence of a “change of control” which takes place during the term of the applicable employment agreement, each such executive will be entitled to receive, subject to such executive’s continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in such executive’s employment agreement, severance payments and benefits consisting of: (1) an amount equal to twice the amount of such executive’s then-current base salary, payable in equal monthly installments over a period of one year following the date of termination; (2) a pro-rated amount equal to the incentive bonus that such executive would otherwise have been entitled to receive under the management incentive plan for the then-current fiscal year, payable as a lump sum; (3) an amount equal to twice the amount of such executive’s then-current target bonus amount under the management incentive plan, payable in equal monthly installments over a period of one year following the date of termination; and (4) reimbursements for COBRA payments made under our medical and dental insurance plans for a period of up to one year following the date of termination. In addition, all stock awards issued to such executive pursuant to our stock incentive plans will automatically accelerate and become vested in full as of the date of termination. Additionally, all stock options granted subsequent to the execution of the above mentioned employment agreements with our Named Executive Officers will be exercisable during the earlier of one year following the date of termination or the original expiration date of the stock option. All stock options granted prior to execution of the above-mentioned employment agreements which have an exercise period shorter than that described above and are out-of-the-money will be exercisable during the later of December 31st of the year in which the option would have expired pursuant to the applicable agreement or two and a half months following the date in which such options would have otherwise expired pursuant to the applicable agreement.

The timing of severance payments and benefits under any such executive’s employment agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Code. Payments are generally subject certain gross-up provisions in the event that they are characterized as “excess parachute payments” within the meaning of Section 280G of the Code.

In September 2004 the Company entered into an employment agreement with Dr. Mathew A. Hahn, which was amended in August 2005 and September 2006. As amended, the agreement entitles Dr. Hahn to receive severance payments in the amount of $125,000 in the event his employment is terminated by us without Cause or by him for Good Reason.

For purposes of the above referenced employment agreements (collectively, the “Employment Agreements”), and as used in the table below, the terms “Cause”, “Good Reason” and “Change of Control” have the following meanings:

Cause. As defined more completely in the Employment Agreements, “Cause” generally means the executive’s (i) failure to faithfully and professionally carry out his duties or to comply with the material terms of his employment agreement; (ii) dishonesty or other willful misconduct, if such conduct is intended to or likely to materially injure the business of the Company; and (iii) conviction of certain crimes, whether or not relating to executive’s employment.

Good Reason. As defined more completely in the Employment Agreements, “Good Reason” generally means (i) the Company’s (a) breach of any of the material terms of the employment agreement or (b) relocation of its office at which executive is principally employed to a location which is more than 50 miles from both the executive’s residence and the offices of the Company and requiring executive to commute to such location without executive’s consent; (ii) a material diminution in executive’s title, duties or responsibilities or conditions of his/her employment; or, (iii) except in the case of Mr. Hahn’s employment agreement, a reduction of more than 10% in the executive’s annual base salary then-in-effect without executive’s consent (other than such a reduction applicable generally to other senior executives of the Company). Mr. Hahn’s employment agreement also provides that “Good Reason” means the Company’s failure to have a successor company assume its obligations under the employment agreement.

As it relates to a change of control in each Employment Agreement, other than Mr. Hahn’s employment agreement, “Good Reason” also means a reduction in the executive’s target bonus. For the avoidance of doubt, other than in the event of termination without cause or resignation for good reason under a change of control, an executive’s bonus target percentage may be modified by the Board or a duly appointed committee thereof at any time at the Board’s or such committee’s sole discretion.

Change of Control. As defined more completely in the Employment Agreements, “Change of Control” generally means the occurrence of any of the following events: (i) any person or group (within the meaning of Section 13(d) or 14(d), as applicable, of the Exchange Act), subject to certain exceptions specified in the Employment Agreements (a “Person”), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the voting power of the Company’s then outstanding securities (“Company Voting Securities”); (ii) the consummation of a share exchange or a merger or consolidation of the Company, where the Persons who were the beneficial owners of Company Voting Securities, outstanding immediately prior to such transaction do not beneficially own, more than 50% of the voting securities of the Company or the Acquiring Company (as defined in the applicable employment agreements) immediately after such transaction; (iii) a sale or other disposition of all or substantially all of the Company’s assets; or, (iv) such time as the Continuing Directors (as defined in the applicable Employment Agreements) do not constitute at least a majority of the Board (or, if applicable, of a successor to the Company).

The table below estimates the amount of compensation to be provided to each of the Named Executive Officers in the event of termination of such executive’s employment. These amounts are estimates of the amounts that would be paid or provided to the executives upon termination of employment or a change of control had the termination occurred on March 31, 2009. The actual amounts can only be determined at the time of such executive’s separation from the Company and may, as described elsewhere in this proxy statement, be subject in certain circumstances to adjustment as a result of the operation of features such as the Section 280G gross-up provisions set forth in each executive’s employment agreement.

In the table below, the assumed payouts for the accelerated vesting of RSUs upon a change of control are calculated by multiplying $3.98, which is the closing market price of our common stock on the NASDAQ Global Market as of March 31, 2009, by the number of shares of RSUs that would have vested if the change of control had occurred on March 31, 2009. There are no amounts reported in the table below for the accelerated vesting of stock options since all outstanding options as of March 31, 2009 have an exercise price of greater than $3.98 per share and the Named Executive Officer would receive no benefit for the accelerated vesting of those options. These assumed payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual benefit the executive would receive.

These payments are dependent on both a change of control and a termination of employment under circumstances specified in the applicable employment agreements. In addition, our various equity compensation plans pursuant to which the Named Executive Officers obtained equity awards generally contain provisions which accelerate the vesting of the equity awards in connection with termination of employment pursuant to a change of control. These provisions apply to all recipients of equity awards under these plans, thus, the equity awards granted to the Named Executive Officers may accelerate under such circumstances regardless of the existence of separate employment agreements.

Additionally, in accordance with SEC regulations, we do not report in the table below any amount to be provided to an executive under any arrangement which does not discriminate in scope, terms or operation in favor of our executive officers and which is available generally to all salaried employees.

Name	Benefit	Involuntary Termination by the Company Without Cause or Resignation by the Executive for Good Reason (1)		Change of Control Termination Without Cause or Resignation for Good Reason
Current Executive Officers
Rick E. Russo	Base Salary	275,000	(2)	550,000	(3)
	Management Incentive Compensation	137,500	(4)	275,000	(5)
	Equity Plans	—		271,965	(6)
	Health Benefits	12,000	(7)	12,000	(7)

David R. Mersten	Base Salary	265,000	(2)	530,000	(3)
	Management Incentive Compensation	106,000	(4)	212,000	(5)
	Equity Plans	—		263,431	(8)
	Health Benefits	12,000	(7)	12,000	(7)

Mathew A. Hahn, Ph.D.	Base Salary	125,000	(9)	125,000	(9)
	Management Incentive Compensation	—		—
	Equity Plans	—		—
	Health Benefits	—		—

Frank K. Brown, Ph.D.	Base Salary	255,000	(2)	510,000	(3)
	Management Incentive Compensation	102,000	(4)	204,000	(5)
	Equity Plans	—		251,588	(10)
	Health Benefits	12,000	(7)	12,000	(7)

Former Executive Officers
Mark Emkjer	Base Salary	280,000	(11)	—
	Management Incentive Compensation	315,000	(11)	—
	Equity Plans	—		—
	Health Benefits	4,201	(11)	—

Richard C. G. Murphy	Base Salary	264,744	(12)	—
	Management Incentive Compensation	15,395	(12)	—
	Equity Plans	—		—
	Health Benefits	6,960	(12)	—

Todd Johnson	Base Salary	—		—
	Management Incentive Compensation	—		—
	Equity Plans	—		—
	Health Benefits	—		—

(1)	If the executive’s employment is terminated due to disability, the benefits due to the executive are equivalent to the benefits due upon termination of the executive without cause.

(2)	Amount represents 100% of the executive’s fiscal year 2009 base salary.

(3)	Amounts represent twice the amount of the executive’s fiscal year 2009 base salary.

(4)	Amount represents the target amount of incentive compensation for performance during fiscal year 2009. Had the Named Executive Officer’s employment been terminated on a date other than the last day of the fiscal year, each would have been entitled to a pro-rated portion of the amount due under the fiscal year 2009 Management Incentive Plan. The full amount earned by the Named Executive Officer for performance in fiscal year 2009 is included in the Summary Compensation Table under the column “Non-Equity Incentive Compensation”.

(5)	Amount represents twice the target amount of incentive compensation for performance during fiscal year 2009. Had the Named Executive Officer’s employment been terminated on a date other than the last day of the fiscal year, each would have been entitled to a pro-rated portion of the amount due under the fiscal year 2009 Management Incentive Plan. The full amount earned by the Named Executive Officer for performance in fiscal year 2009 is included in the Summary Compensation Table under the column “Non-Equity Incentive Compensation”.

(6)	Amount represents accelerated vesting of 68,333 unvested RSUs. Included in the benefit amount is accelerated vesting of 25,000 performance RSUs which were cancelled upon the filing of our fiscal year 2009 Form 10-K on May 26, 2009.

(7)	Amount represents estimated payments for continued health insurance coverage for 12 months.

(8)	Amount represents accelerated vesting of 66,189 unvested RSUs. Included in the benefit amount is accelerated vesting of 21,428 performance RSUs which were cancelled upon the filing of our fiscal year 2009 Form 10-K on May 26, 2009.

(9)	Pursuant Dr. Hahn’s employment agreement, as amended, Dr. Hahn is entitled to receive $125,000 upon termination by the Company without Cause or resignation for Good Reason as discussed above.

(10)	Amount represents accelerated vesting of 63,213 unvested RSUs. Included in the benefit amount is accelerated vesting of 24,107 performance RSUs which were cancelled upon the filing of our fiscal year 2009 Form 10-K on May 26, 2009.

(11)	Upon his termination of employment in January 2009 Mr. Emkjer was awarded severance benefits of $1,680,000, of which $280,000 was paid during fiscal year 2009. Mr. Emkjer also received the pro-rata portion of the target amount of incentive compensation earned during fiscal year 2009 of $315,000 which was paid in January 2009. Mr. Emkjer is also entitled to two years of post-employment medical insurance premiums paid on his behalf, of which $4,201 was paid in fiscal year 2009.

(12)	Upon his termination of employment in August 2008 Mr. Murphy was awarded severance benefits of $400,000, of which $264,744 was paid during fiscal year 2009. Mr. Murphy also received the pro-rata portion of the target amount of incentive compensation earned during fiscal year 2009 of $15,395 which was paid in June 2009. Mr. Murphy is also entitled to 1 year of post-employment medical insurance premiums paid on his behalf, of which $6,960 was paid in fiscal year 2009.

Human Resources Committee Interlocks and Insider Participation

As noted above, the HR Committee of the Board consists of Messrs. Coleman, Levy, Steffen, Rodek and Ferguson. None of these directors has at any time been an officer of Accelrys or any of its subsidiaries. During the last fiscal year, no interlocking relationship existed between the Board or HR Committee and the board of directors, human resources committee or compensation committee, as appropriate, of any other company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act (“Section 16(a)”) requires our directors, executive officers and beneficial owners of more than 10% of any class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and 10% beneficial owners were complied with, with the exception of one Form 4 which was filed late by each of Mr. Emkjer, Mr. Mersten, Dr. Brown and Mrs. Ohrn Hicks and one Form 3 which was filed late by Ms. Vogt.

Stockholder Communications with the Board

Historically, we have not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of our stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We currently believe that these informal efforts to receive and respond to stockholder communications to the Board have proven effective in obviating the need for any formal process. Nevertheless, during the upcoming year, the Governance and Nominating Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board. In the event that any such formal process is adopted, we will publish it promptly on our corporate website.

Per our policy, our Board members are invited to attend the annual meetings. Accordingly, two directors attended our 2008 annual meeting of stockholders.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

In connection with the annual meeting, a number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or contact our Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, CA 92121). Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

David R. Mersten

Secretary

July 21, 2009

ACCELRYS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Max Carnecchia and David R. Mersten as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Accelrys, Inc. (the “Company”) held of record by the undersigned on July 1, 2009, at the Company’s Annual Meeting of Stockholders to be held on August 27, 2009, or at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

ACCELRYS, INC.

August 27, 2009

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

À  Please detach along perforated line and mail in the envelope provided.  À

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. To elect two Class II directors to our Board of Directors for a term of three years:		2. To ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending March 31, 2010.	☐	☐	☐
NOMINEES:

☐ FOR ALL NOMINEES	¡ Max Carnecchia

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	¡ Christopher J. Steffen

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle to each nominee you with to withhold, as shown here	•

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.